Exhibit 99.1

ContraFect Corporation’s Universal Influenza Treatment Receives SBIR Funding

Yonkers, NY, September 16, 2014 – ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW) (NASDAQ: CFRXZ), a biotechnology company focused on the discovery and development of protein therapeutics and antibody products for life-threatening, drug-resistant infectious diseases, announced that CF-404, its universal influenza treatment, received a $3.3 million, 3.5 year Advanced Technology Fast Track Small Business Innovation Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) to fund its pre-clinical development. Trellis Bioscience, LLC, with which ContraFect collaborated to create and then in-licensed the universal influenza treatment, obtained the grant (grant #1R44AI106077-01A1) and Larry Kauvar, PhD, Trellis VP and Chief Scientific Officer, is the Principal Investigator on these studies.

For the first phase of the grant, $298,000 will fund studies to further characterize CF-404 and expand the efficacy data set in additional animal models. Contingent on the success of the first phase, second phase funds of $3.0 million will be used to advance CF-404 through manufacturing, safety, pharmacology and toxicology studies leading to an IND.

“We are excited about advancing ContraFect’s universal influenza treatment through pre-clinical studies with funding from the SBIR award from NIAID, and appreciate NIAID’s recognition of the potential utility of our approach to address the significant unmet need for new therapies to treat serious, life-threating influenza infections,” stated Michael Wittekind, Ph.D., chief scientific officer of ContraFect.

“We are pleased to receive this award to advance the CF-404 program and to continue our productive partnership with NIAID,” said Larry Kauvar. “We look forward to working with ContraFect to prepare CF-404 for clinical studies.”

The National Institutes of Health (NIH) SBIR Advanced Technology Fast-Track program was created to provide grants to accelerate the transition from development stage to commercialization of innovative technologies that improve human health and advance the mission of the NIH.

About CF-404

CF-404 is a therapeutic cocktail composed of three native human monoclonal antibodies. Animal studies show that CF-404 protects animals from all strains of influenza that affect humans, including potential pandemic strains. These highly potent antibodies are effective at low doses and have the potential to be active when administered beyond the time limitation of current influenza therapies, which are indicated to be used within 48 hours of symptom onset. The goal of the CF-404 program is to create a universal influenza therapy by targeting highly conserved sites on the diverse family of influenza viruses.

About Influenza

Influenza is a contagious respiratory illness caused by a diverse family of influenza viruses. It can cause mild to severe illness. According to the CDC, serious outcomes of influenza infection typically result in 200,000 hospitalizations per year and up to 49,000 deaths per year in the U.S.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. Due to drug-resistant and newly emerging pathogens, hospital acquired infections are currently the fourth leading cause of death in the United States, following heart disease, cancer and stroke. We intend to address drug-resistant infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant staphylococcus bacteria) and influenza.

About Trellis Bioscience, LLC:

Trellis Bioscience is a private, venture-funded antibody discovery company formed around a breakthrough discovery platform, called CellSpotTM, which is capable of cloning therapeutic grade antibodies directly from the blood cells of humans. Trellis’ patented CellSpot technology uses computerized microscopy to drastically miniaturize a multi-parameter antigen binding assay capable of characterizing millions of individual antibody producing B cells from human blood. In addition to developing a portfolio of human antibodies for infectious diseases, including cytomegalovirus for which a $3.3M SBIR grant from NIAID was previously received, Trellis’ success in cloning mAbs against tumor associated antigens from healthy blood donors is poised to contribute to the on-going paradigm shift in cancer treatment towards immunologically mediated therapy. Trellis is also engaged in applying its comprehensive human antibody repertoire analysis to study anti-drug antibodies (ADAs) for pharmaceutical partners.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar references to future periods. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For ContraFect	For Trellis

For more information, contact:	Stefan Ryser, PhD
Barry Kappel, Ph.D., MBA	Chief Executive Officer
SVP Business Development	Trellis Bioscience, LLC
Tel: 914-207-2300	Tel: 650-616-1121
E-Mail: invest@contrafect.com	E-Mail: sryser@trellisbio.com
or visit: www.contrafect.com	or visit: http://trellisbio.com/